Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

REVOLUTION LIGHTING TECHNOLOGIES – ENERGY SOURCE, INC.

ENERGY SOURCE, LLC

MICHAEL H. LEMOI, JR.

AND

RONALD T. SLINEY

DATED AS OF AUGUST 5, 2015

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2015, by and among Revolution Lighting Technologies – Energy Source, Inc., a Delaware corporation (“Buyer”), Energy Source, LLC, a Rhode Island limited liability company (the “Company”), and Michael H. Lemoi, Jr. and Ronald T. Sliney (each, a “Seller” and, together, the “Sellers”).

WHEREAS, the Sellers own One hundred (100%) of the authorized, issued and outstanding membership interests (the “Interests”) of the Company and each Seller owns a number of Interests, in such proportion, and in such amounts, as set forth on Appendix I;

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, all of the Interests, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Sellers and the Buyer desire to consummate the proposed transaction pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF INTERESTS

1.1 Purchase and Sale of Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, each Seller agrees to sell, assign, convey, transfer and deliver to the Buyer, and the Buyer agrees to acquire from each Seller all of the Interests as set forth on Appendix I, in each case, free and clear of all Liens (other than restrictions under the Securities Act and state securities Laws).

1.2 Purchase Price.

(a) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Interests, the purchase price payable by the Buyer to the Sellers at the Closing (the “Purchase Price”) shall be in the aggregate: (i) Thirty Million Dollars ($30,000,000), minus (ii) the Escrow Amount (which shall be allocated to the Cash Consideration in the amount of Seven Hundred and Fifty Thousand and 00/100 ($750,000.00) Dollars (the “Cash Escrow”) and the Parent Shares Consideration in the amount of Two Million Two Hundred and Twenty Five Thousand and 00/100 ($2,225,000.00) Dollars (the “Shares Escrow”)), minus (iii) the aggregate amount of Indebtedness, minus (iv) the aggregate amount of unpaid Transaction Expenses minus (v) the Pre-Closing Adjustments, if any.

(b) The Subject to the Cash Escrow and Shares Escrow allocations, the Purchase Price shall be paid by the Buyer to the Sellers as follows: (i) 33.33% of the Purchase Price shall be paid at Closing via wire transfer in immediately available funds to such accounts and in such amounts as designated in writing to the Buyer by the Sellers three (3) Business Days prior to the Closing (the “Cash Consideration”), (ii) 33.33% of the Purchase Price shall be paid pursuant to the issuance of a promissory note to each Seller in the same form as Exhibit A attached hereto (the “Promissory Notes”), and (iii) the remainder of the Purchase Price to be paid to the Sellers pursuant to the issuance of unregistered shares of the Parent’s restricted stock to each Seller calculated by dividing the remainder of the Purchase Price, by the Average Share Price (the “Parent Shares Consideration”).

(c) The Parent Shares Consideration shall be subject to all restrictions imposed by applicable law, and thereafter, Parent Shares Consideration shall be freely tradable subject to the terms and conditions of the Lock-Up Agreement. In connection with the receipt of the Parent Shares Consideration, the Sellers agree to execute and deliver all documents reasonably required by the Parent; provided, that such documents shall impose no further restrictions or limitations on the Sellers’ ownership or ability to trade or sell the Parent Shares Consideration than as set forth in the Lock Up Agreement or as required by applicable law.

(d) The obligations of the Buyer pursuant to the Promissory Notes shall be secured by an irrevocable stand by letter of credit issued directly to and in favor of each of the Sellers in the form as Exhibit B attached hereto (the “Letters of Credit”) in the amount of each the Promissory Notes; provided, however, subject to Section 10.9 of the Agreement, notwithstanding the existence of the Letter of Credit securing each of the Promissory Notes, to the extent that the Buyer incurs any Losses pursuant to Article X below, the Buyer shall be entitled to offset and setoff against each of the Promissory Notes the amount of the Losses as more particularly set forth in Article X below.

(e) In addition to the Purchase Price, the Buyer shall pay to the Sellers (or pay on behalf of the Sellers, if so requested by Sellers) an amount equal to any additional Taxes due or incurred by Sellers as a result of the filing of the Elections (as defined in Section 5.12 of this Agreement) (the “338(h)(10) Gross Up”) via wire transfer in immediately available funds to such accounts and in such amounts as designated in writing to the Buyer by the Sellers three (3) Business Days prior to the date the applicable Taxes relating to the Elections are due and payable by the Sellers; provided, however, in no event shall the Buyer be obligated to pay the Tax Gross Up, if Sellers have not provided the Buyer with documentation reasonably satisfactory to Buyer and its advisors evidencing and demonstrating the amount of the 338(h)(10) Tax Gross Up or if the Buyer.

1.3 Calculation and Payment of the Purchase Price. The Purchase Price shall be calculated and paid as follows:

(a) The Purchase Price shall be determined based on the amounts reflected on a certificate (the “Closing Statement”) delivered by the Sellers to the Buyer not less than one (1) Business Day prior to the Closing Date, which Closing Statement shall set forth the Sellers’s calculation of (x) the Purchase Price, including the aggregate amount of Indebtedness of the Company outstanding as of immediately prior to the Closing (if any), (y) the aggregate amount of the Pre-Closing Adjustments, subject to confirmation of the Buyer (if any), and (z) a calculation of each Seller’s Pro Rata Portion of the Cash Consideration and Parent Shares Consideration to be paid to each Seller in accordance with Section 1.3(a).

(b) After payment of all fees and expenses incurred by the Company or Sellers in connection with this Agreement in accordance with Section 5.4 of this Agreement, at the Closing, Buyer shall deliver or cause to be delivered: (i) to the Cash Escrow to the Escrow Agent payable by wire transfer in immediately available funds for deposit into the account designated therefor in the Escrow Agreement; (ii) Shares Escrow to the Escrow Agent, (iii) cash in the amount of the Indebtedness payable by wire transfer in immediately available funds for deposit in the amounts and into the accounts designated therefor in the payoff letters identified in Section 7.7(g); and (iii) to the Sellers the remaining balance of the Purchase Price subject to Section 1.2(b) above (after taking into account the payment in subsection (i) of this Section 1.3(b)) (the “Closing Amount”).

1.4 Escrow. At Closing, Buyer will deposit in escrow for the benefit of the Sellers the Escrow Amount. The Escrow Amount shall be held by and registered in the name of the Escrow Agent as partial security for the indemnification obligations under Article X pursuant to the provisions of the Escrow Agreement. The Buyer and the Sellers intend that, for Federal and State income tax purposes, the Sellers shall be treated as the owners of the Escrow Amount, subject to forfeiture based on indemnification claims.

1.5 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX and subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing of the transactions described herein (the “Closing”) will take place as promptly as practicable (and in any event within two (2) Business Days) after satisfaction or waiver of the conditions set forth in Articles VII and VIII, at the offices of Hinckley, Allen & Snyder, LLP, 28 State Street, Boston, Massachusetts 02109, unless another date, time or place is agreed to in writing by the parties hereto. The date of such Closing is referred to herein as the “Closing Date” and the effective time of such Closing for accounting purposes shall be 12:01 a.m. EST on such date.

1.6 Allocation of Purchase Price. The Purchase Price (and all other capitalized costs) shall be allocated among the assets of the Company in accordance with Code Section 1060 and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) in accordance with the allocation set forth on Schedule 1.6 hereto (the “Allocation Schedule”). The Buyer, the Company, the Sellers and their Affiliates shall report, act, and file Tax Returns in all respects and for all purposes consistent with the Allocation Schedule. The Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Buyer may reasonably request in connection with the preparation of the Allocation Schedule and any Tax Returns relating thereto. None of the Buyer, the Company and the Sellers shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

1.7 Post-Closing Earnout. Commencing on January 1, 2015 and continuing thereafter for a period of three (3) years (each an “Earnout Year”, and collectively, the “Earnout Period”), the Sellers shall be eligible to receive additional consideration (collectively, the “Earnout Consideration”) (paid to the Sellers in accordance with each Seller’s Pro Rata Portion) equal to ten (10%) percent of the Adjusted EBITDA of the Company for the applicable Earnout Year. The Earnout Consideration shall paid to the Sellers on or within ninety (90) days following the completion of the applicable Earnout Year. For purposes of calculating the Adjusted EBITDA (for purposes of determining the Earnout Consideration), the Company shall be operated as a single business unit; provided, however, that to the extent that the Company procures any good and/or services from the Parent, the cost or expense used to calculate Adjusted EBITDA in respect of such goods or services shall be the cost or expense that the Company would have paid or otherwise incurred in order to obtain the same quantity and quality of such goods and/or services had the Company obtained such goods and/or services on an arms-length basis; provided, further, that during the Earnout Period, neither the Parent nor the Buyer shall allocate or charge any corporate overhead, management fees, or selling, general and administrative expenses to Company for purposes of calculating the Earnout Consideration (the “Adjusted EBITDA”).

1.8 2015 Profit Earnout. The Sellers shall be eligible to receive additional consideration (collectively, the “Profit Consideration”) (paid to the Sellers in accordance with each Seller’s Pro Rata Portion) based of the Adjusted EBITDA of the Company for the 12-month period ending on December 31, 2015 (the “Profit Period”) as follows:

If the Adjusted EBITDA is greater than Four Million and 00/100 ($4,000,000.00) Dollars during the Profit Period (the “Target EBITDA”), the Sellers shall be paid an amount equal to Two Hundred Sixty Five Thousand and 00/100 ($265,000.00) Dollars; provided, that if the Adjusted EBITDA is less than the Target EBITDA, there shall be no payment of the Profit Consideration due to the Sellers.

The Profit Consideration, if any, shall paid to the Sellers on or within ninety (90) days following the completion of the Profit Period.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE SELLERS

The Company and the Sellers, jointly and severally, represent and warrant to the Buyer as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Company Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement. For purposes of this Article II, where applicable, the term “Company” shall refer to each of the Company’s successors and/or assigns, and each of its Subsidiaries.

2.1 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Rhode Island. The Company has all requisite power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on the Company’s business as currently conducted. The Company is duly qualified to transact business as a foreign limited liability company and is in good standing in the jurisdictions set forth in Schedule 2.1 hereto, which are the only jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has previously delivered to the Buyer complete and correct copies of the articles of organization of the Company (certified by the Secretary of State for the State of Rhode Island as of a recent date) and the operating agreement of the Company (certified by the Secretary of the Company as of a recent date). Neither the Company’s articles of organization nor its operating agreement have been amended since the date of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instrument.

2.2 Authorization.

(a) The Company has full limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized and approved by all necessary limited liability company actions. This Agreement constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in Law or in equity.

(b) The Seller has the legal capacity to execute and deliver this Agreement and the agreements referenced herein to which he is a party and to consummate the Transactions. No further action is required on the part of the Sellers to authorize this Agreement and the agreements referenced herein to which the Sellers is a party. This Agreement and the agreements referenced herein to which the Sellers are a party have been duly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of the Sellers, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.3 Consents and Approvals; No Violations. Except as set forth on Schedule 2.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including specifically the transfer and sale of the Interests to the Buyer by the Sellers, will not: (i) violate or conflict with any provision of the articles of organization or operating agreement, or other organizational documents of the Company as the case may be; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any contract, note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound, or result in the creation of any Lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Company pursuant to the terms of any such instrument or obligation; (iii) violate or conflict with any Law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Company or by which its properties or assets may be bound, except for such violations and conflicts which would not have a Company Material Adverse Effect; or (iv) require, on the part of the Company any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained would not have a Company Material Adverse Effect.

2.4 Company Capital Structure.

(a) Other than the Interests, the Company does not have any other membership interests or other equity interests authorized, issued or outstanding. The Interests are held of record and to the Company’s Knowledge, beneficially by the Sellers and in the amounts set forth on Schedule 2.4(a). All Interests (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s certificate of organization, operating agreement or any agreement or document to which the Company is a party or by which it is bound, and (ii) have been offered, sold, issued and delivered by the Company in compliance with all applicable Laws, including federal and state corporate and securities Laws. There are no declared or accrued but unpaid dividends with respect to any of the Interests. Except as set forth above, as of the date of this Agreement, no Interests, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into, derivative of or exercisable for such Interests, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, were issued, reserved for issuance or outstanding, nor are there any Company Equity Rights or other outstanding rights or claims thereto. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of the Company may vote. Except as set forth on Schedule 2.4(a), the Company has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any Interests or other securities of the Company, and there are no amounts owed or which may be owed to any person by the Company as a result of any repurchase, redemption or acquisition of any Interests or other securities of the Company. There is no claim or basis for such a claim to any portion of the Purchase Price by any current or former member, option holder or warrant holder of the Company, or any other Person.

(b) Except as set forth on Schedule 2.4(b), the Company has not adopted, sponsored or maintained any option plan or any other plan or agreement providing for equity compensation to any Person and there are no outstanding Company Equity Rights or agreements of any character, written or oral, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Interests or equity or other ownership interest of the Company or obligating the Company to grant or enter into any such Company Equity Right. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or other similar rights with respect to the Company.

(c) Except as set forth on Schedule 2.4(c), there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting equity interests of the Company to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge, or (ii) agreements or understandings to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Interests.

2.5 Subsidiaries. The Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

2.6 Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in, all of the tangible personal property necessary for the conduct of its business as currently conducted, in each case free and clear of all Liens other for Liens for Taxes not yet due and payable.

2.7 Financial Statements; Internal Controls.

(a) Attached hereto as Schedule 2.7(a) are the unaudited balance sheets of the Company as of as of June 30, 2015 (the “Balance Sheet”) and the corresponding unaudited income profit and loss statement for the fiscal periods then ended (hereinafter collectively referred to as the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, and (iii) present fairly in all material respects the financial condition and results of operations of the Company as at the dates, and for the periods, stated therein. For the purposes of this Agreement, generally accepted accounting principles shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and rules promulgated by the SEC and its related interpretations or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination (“GAAP”).

(b) Except as set forth in Schedule 2.7(b), the Company has in place systems and processes that are designed to (x) provide reasonable assurances regarding the reliability of the Financial Statements, and (y) in a timely manner accumulate and communicate to the Company’s officers the type of information that would be reasonably required to be disclosed in the Financial Statements. There have been no instances of fraud, whether or not material, which occurred during any period covered by the Financial Statements.

(c) To the Company’s Knowledge, no Employee has provided information to any Governmental Entity regarding the commission of any crime or violation of any Law applicable to the Company or any part of its operations.

2.8 Absence of Undisclosed Liabilities. The Company is neither liable for nor subject to any Liability except for (i) those Liabilities reflected on the Balance Sheet and not previously paid or discharged, (ii) contractual and other Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, which would not individually or collectively result in a Company Material Adverse Effect, and (iii) those Liabilities which have arisen since the date of the Balance Sheet in the ordinary course of business, which would not individually or collectively result in a Company Material Adverse Effect.

2.9 Absence of Certain Changes or Events. (a) Except as set forth on Schedule 2.9 hereto, since January 1, 2015, the Company has carried on its business in all material respects in the ordinary course and consistent with past practice. Except as set forth on Schedule 2.9 or as set forth or reserved against in the Balance Sheet, since January 1, 2015, the Company has not: (i) incurred any material obligation or Liability (whether absolute, accrued, contingent or otherwise); (ii) experienced any Company Material Adverse Effect; (iii) made any change in accounting principle or practice or in its method of applying any such principle or practice; (iv) made any change in payment terms or sales practices with respect to customers and suppliers; (v) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting its properties, assets or business; (vi) mortgaged, pledged or subjected to any Lien, charge or other encumbrance, or granted to third parties any rights in, any of its properties or assets, tangible or intangible; (vii) sold or transferred any of its assets, or canceled or compromised any debts or waived any claims or rights of a material nature; (viii) terminated, amended or waived with respect to any material contract, any material right; (ix) granted any general or specific increase in the compensation payable or to become payable to any of its Employees or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Company Employee Plan; or (x) entered into any agreement to do any of the foregoing.

(b) From and after June 30, 2015, From and after June 30, 2015, other than with respect to the Permitted Distribution and the Term Loan Payment, the Company has not used any of the Company’s Cash to satisfy or otherwise pay down any of the Company’s Indebtedness or the Company’s Transaction Expenses or Premiums, or paid any dividend, bonus, redemption or other distribution of Cash or other assets of the Company to the Sellers.

2.10 Legal Proceedings, etc. Except as set forth on Schedule 2.10, there are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, pending or threatened against any of the officers, directors, partners, managers, employees, agents or consultants of the Company. There are no such suits, actions, claims, proceedings or investigations pending against the Company or, to the Knowledge of the Company, threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement. There are no such suits, actions, claims, proceedings or investigations pending against the Company or, to the Knowledge of the Company, threatened against the Company or any of the Sellers which have been brought or initiated by an Employee or former Employee of the Company. Schedule 2.10 hereto sets forth all settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which the Company is a party to or by which the Company is bound, and the Company is and has been at all times in material compliance with the terms of such settlements, judgments, orders, injunctions, decrees and awards. Schedule 2.10 hereto sets forth all suits, actions, claims, proceedings or investigations regarding the Company, any equity security of the Company, Company Equity Rights or any of its assets which the Company has ever been involved in or received notice of.

2.11 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company have been properly and timely filed. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all Laws. No claim has ever been made in writing to the Company by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and the Company does not conduct its business in, nor derive income from within or allocable to, any state, local, territorial or foreign jurisdiction other than those for which all Tax Returns have been furnished or made available to the Buyer. The Company does not have a permanent establishment outside the United States.

(b) The Company has timely paid all Taxes which are due, whether or not shown on such Tax Returns, and for Taxes that are not yet due, the Company has established adequate reserves in accordance with GAAP (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the most recent Balance Sheet for such Taxes. The Company will establish, in the ordinary course of business and consistent with its past practices, any reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) necessary for the payment of all Taxes of the Company for the period from date of the most recent Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to the Buyer on or prior to the Closing Date. Since the date of the most recent Balance Sheet, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(c) There are no actions, examinations, audits or proceedings currently pending or, to the Knowledge of the Company, threatened against the Company by any Taxing Authority, no claim for the assessment or collection of Taxes has been asserted against the Company and there are no matters under discussion by the Company with any Taxing Authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations or audits of any Tax Return of the Company by any Taxing Authority have been paid or are being contested in good faith and have been disclosed in writing to the Buyer. There are no Tax Liens on any of the assets of the Company except for Liens for Taxes not yet due or payable. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding.

(d) The Company is not a party to or bound by or has any obligation under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement or arrangement and the Company does not have any Liability for Taxes of any Person (other than the Company) or any Liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee, successor or guarantor or by contract, indemnification or otherwise.

(e) The Company has withheld all amounts from its respective employees, agents, creditors, independent contractors and other Persons required to be withheld under the Tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign Laws, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, agent, creditor, independent contractor, or other Person.

(f) The Company has not received any written ruling of a Taxing Authority relating to Taxes or entered in any written and legally binding agreement with a Taxing Authority relating to Taxes. The Company has delivered or made available to the Buyer for inspection true and complete copies of (i) all private letter rulings, revenue agent reports, information document requests, audit reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all federal, state, local and foreign income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not expired.

(g) The Company has not engaged in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code.

(h) Schedule 2.11(h) hereto sets forth the Company’s “S Corporation” (as defined in Section 1361(a)(1) of the Code) election for federal income tax purposes. Such elections have not been terminated or revoked by the Company. Since the date of inception the Company has never been treated or taxed as a “C Corporation”. Since its inception through January 1, 2013, the Company was treated and properly classified as a partnership for U.S. federal income Tax purposes and, to the extent permitted by applicable Law, U.S. state and local income Tax purposes and, except as set on Schedule 2.11(h), form and after such date, the Company has been and was treated and properly classified as a “S corporation” for U.S. federal income Tax purposes within the meaning of Sections 1361 and 1362 of the Code.

2.12 Title to Properties and Related Matters.

(a) The Company has good and marketable title to, or a valid leasehold or license interest in, the assets used to operate its business as currently conducted, free and clear of any claims, Liens, pledges, security interests or encumbrances of any kind whatsoever (other than (i) purchase money security interests and common Law vendor’s Liens, in each case for goods purchased on open account and having a fair market value of less than $10,000 in each individual case), and (ii) Liens for Taxes not yet due and payable)

(b) Schedule 2.12(b) hereto sets forth a list, which is correct and complete in all material respects, of all equipment, machinery, instruments, vehicles, furniture, fixtures, equipment (including medical equipment and supplies, training and educational equipment and simulation equipment) and other items of personal property (except for Intellectual Property) currently owned or leased by the Company that have a book value maintained by the Company that exceeds One Thousand and 00/100 ($1,000.00) Dollars. Except as set forth on Schedule 2.12(b) hereto, all such personal property is in suitable operating condition under applicable material Laws and regulations (ordinary and reasonable wear and tear excepted), and is physically located in or about one of the places of business of the Company and is owned by the Company or is leased by the Company under one of the leases set forth in Schedule 2.12(c) hereto. None of such personal property is subject to any agreement or commitment for its use by any person other than the Company. There are no assets leased by the Company or used in the operation of its business that are owned, directly or indirectly, by any Related Person. For the purposes hereof, “Related Person” shall mean any of the following (i) the Sellers; (ii) the spouses and children of any of the Sellers (collectively, “Near Relatives”); (iii) any trust for the benefit of any of the Sellers or any of their respective Near Relatives; or (iv) any corporation, partnership, joint venture or other entity or enterprise owned or controlled by the Sellers or by any of their respective Near Relatives.

(c) Schedule 2.12(c) sets forth a complete and correct list of all real property and personal property leases to which the Company is a party. The Company has previously delivered to the Buyer complete and correct copies of each lease (and any amendments or supplements thereto) listed in Schedule 2.12(c) hereto. Except as set forth on Schedule 2.12(c) hereto, (i) each such lease is valid and binding, and in full force and effect; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) neither the Company nor, to the Knowledge of the Company, any other party is in material default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default by the Company or, to the Knowledge of the Company, a default by any other party under such lease; (iii) to the Knowledge of the Company, there are no disputes or disagreements between the Company and any other party with respect to any such lease; and (iv) except as set forth on Schedule 2.3, there is no requirement under any such lease that the Company either obtain the lessor’s consent to, or notify the lessor of, the consummation of the transactions contemplated by this Agreement.

(d) As of the Closing, the Company will not own any real property or any interest in real property.

2.13 Intellectual Property.

(a) Schedule 2.13(a) sets forth a list of all (i) patents and patent applications owned by the Company, (ii) registered trademarks and material unregistered trademarks, owned by the Company, (iii) registered copyrights, copyright applications and material unregistered copyrights owned by the Company, and (iv) domain names owned by the Company, and (v) a list of any other material Intellectual Property owned by the Company or used in the Company’s business. Except as set forth in Schedule 2.13(a), use of the Intellectual Property, including, without limitation, all software related to project management and billings used by the Company (the “Proprietary Product”), does not require the consent of any other Person and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by the Company, free and clear of any Liens or the payment of any continuing fees. Except as set forth in Schedule 2.13(a), (a) no other Person (including any current or former Employee, consultant or independent contractor) has an interest in or right or license to use, or the right to license any other Person to use, any of said Intellectual Property, (b) there are no claims or demands of any other Person pertaining thereto and no proceedings have been instituted, or are pending or threatened, which challenge the Company’s rights in respect thereof, (c) to the Knowledge of the Company, none of the patents, copyrights, trade names or trademarks listed in Schedule 2.13(a), is being infringed by another Person or is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation, and (d) to the Knowledge of the Company, the Intellectual Property does not infringe any patent, trade name, trademark or copyright of any other Person.

(b) Except as set forth on Schedule 2.13(b), the Company has not transferred ownership of, or granted any license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party.

(c) To the Knowledge of the Company, all trade secrets and other confidential information of the Company used or useful in the Business are not part of the public domain nor, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company. To the Knowledge of the Company, no employee or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of their work for the Company nor is the Company making unlawful use of any confidential information or trade secrets of any past or present employees of the Company. Except as set forth on Schedule 2.13(c), none of the Company, the Sellers, nor to the Knowledge of the Company, any of the Employees of the Company, have any agreements or arrangements with current or former employers relating to (i) confidential information or trade secrets of such employers, or (ii) the assignment of rights to any inventions, know-how or intellectual property of any kind nor are any such Persons bound by any consulting agreements relating to confidential information or trade secrets of another entity that are being violated by such persons. The activities of the employees and consultants of the Company on behalf of the Company do not violate in any material respects any agreements or arrangements Known to the Company which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

(d) Except as set forth on Schedule 2.13(c), to the Knowledge of the Company, the operation of the Company’s business as currently conducted, including the design, development, manufacture, marketing and sale of the products or services of the Company has not and does not, with respect to products currently under development to the Company’s Knowledge will not, infringe or misappropriate the Intellectual Property of any third party or, to its Knowledge, constitute unfair competition or trade practices under the Laws of any jurisdiction.

(e) Except as set forth on Schedule 2.13(d), the Company has not received any notice or other claim from any third party that the operation of the Company’s business or any act, product or service of the Company infringes, may infringe or misappropriate the Intellectual Property of any third party or may constitute unfair competition or trade practices under the Laws of any jurisdiction.

(f) Company exclusively owns all right, title and interest to and in the Proprietary Product, free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Company in the Proprietary Product have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity;

(ii) each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of the Proprietary Product has signed a valid and enforceable agreement containing an irrevocable assignment of all rights to the Company for which such Person was an employee or independent contractor and confidentiality provisions protecting the Proprietary Product; and

(iii) no Company employee has any claim, right (whether or not currently exercisable) or interest to or in the Proprietary Product.

(g) Company owns or otherwise has, and after the Closing will continue to have, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted and currently planned by the Company to be conducted.

2.14 Contracts.

(a) Except as set forth on Schedules 2.14(a)-(d) hereto, the Company is not a party to, or subject to, does not have and may not acquire any obligations, rights or benefits under:

(i) any Contract that would restrict the ability of the Company or any of its affiliates (including any Contract that would restrict the ability of Buyer or any of its affiliates) to conduct or compete with any line of business or operations or beneficially own any assets, properties or rights, anywhere at any time;

(ii) any employment, contractor or consulting Contract with an employee or individual consultant, contractor, or salesperson, or any Contract to grant any severance or termination pay (in cash or otherwise) to any employee or consultant, contractor or salesperson;

(iii) any Contract, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iv) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property, in each case, providing for annual payments in excess of $5,000 individually or $10,000 in the aggregate;

(v) any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(vi) any Contract relating to capital expenditures and involving future payments in excess of $5,000 individually or $10,000 in the aggregate;

(vii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any mortgage, indenture, guarantee, bond, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit;

(ix) any Contract (including purchase orders) that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $5,000 individually or $10,000 in the aggregate;

(x) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement or outsourcing arrangement;

(xi) any nondisclosure, confidentiality or similar agreement; or

(xii) any other Contract that involves indemnification or other obligations of $5,000 individually or $10,000 in the aggregate or more.

(xiii) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (xii) of this subsection 2.14(a).

(b) The Company has previously provided or made available to the Buyer complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 2.14(a) hereto. Except as set forth on Schedule 2.14(b) hereto, (i) each contract listed in Schedule 2.14(a) hereto is in full force and effect; (ii) neither the Company, nor to the Knowledge of the Company, any other party is in default under any contract listed in Schedule 2.14(a) hereto, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or to the Knowledge of the Company, a default by any other party under such contract; and (iii) to the Knowledge of the Company, there are no disputes or disagreements between the Company and any other party with respect to any contract listed in Schedule 2.14(a) hereto; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary in order for such contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company thereunder.

(c) Except as set forth on Schedule 2.14(c) hereto, neither the Company nor any Seller has issued any warranty or any agreement or commitment to indemnify any Person.

2.15 Employment Matters.

(a) Schedule 2.15(a) sets forth, (i) with respect to each current Employee (including any Employee who is on a leave of absence of any nature) and accurate as of two weeks prior to the execution of this Agreement (A) the name of such Employee and the date as of which such Employee was originally hired by the Company, and whether the Employee is currently on a leave of absence (and if so, what type of leave); (B) such Employee’s title and principal location; (C) such Employee’s base annual salary or annualized hourly compensation, accrued, but unused vacation and/or paid time off, and bonus and/or commission potential; and (D) whether such Employee is not fully available to perform work because of a qualified disability or other leave and, the anticipated date of return to full service;.

(b) Schedule 2.15(b) contains a list of written contracts and agreements with Persons who are currently performing services for the Company and are classified as “consultants” or “independent contractors. Any such agreements have been delivered or made available to the Buyer and are set forth on Schedule 2.15(b). Any such Persons now or heretofore engaged by the Company as independent contractors have been properly classified as such. There is no independent contractor or consultant of the Business that upon a termination of such relationship with the Company would a have a Company Material Adverse Effect

(c) Each employment agreement is set forth on Schedule 2.15(c) and a copy of each employment agreement and any amendment thereto has been provided or made available to the Buyer. Except as set forth in Schedule 2.15(c), the employment of each of the Employees is terminable by the Company at will. The Company has not, and to the Knowledge of Company, no other Person has, (i) entered into any agreement that obligates or purports to obligate the Buyer to make an offer of employment to any present or former Employee or consultant of the Company or (ii) promised or otherwise provided any assurances (contingent or other) to any present or former Employee or consultant of the Company of any terms or conditions of employment with the Buyer following the Closing.

(d) The Company has delivered or made available to the Buyer accurate and complete copies in all material respects of all employee manuals and handbooks, employment policy statements and employment agreements, if any.

(e) (i) None of the Employees has given the Company written notice terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the transactions contemplated by this Agreement and to the Knowledge of the Company, no Employee has expressed any plans to terminate his or her employment or service arrangement with the Company; (ii) the Company does not have a present intention to terminate the employment of any current Employee; and (iii) except as set forth on Schedule 2.15(e), the Company is not, and has never been, engaged in any dispute or litigation with an Employee regarding intellectual property matters.

(f) The Company is not currently, nor has it been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There is not now pending and, to the Company’s Knowledge, no Person has threatened to commence, any slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(g) The Employees have been, and currently are, properly classified as exempt or non-exempt from the overtime requirements under state and federal law. The Company is not delinquent to, nor has it failed to pay, any of its Employees, consultants or contractors for any compensation or benefits they would be entitled under applicable Law.

(h) The Company does not have an established severance pay practice or policy. Except as set forth in Schedule 2.15(h), (i) the Company is not liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company, applicable Law or otherwise; (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company on or prior to the Closing Date, the Company will not have (A) any Liability that exists or arises under any Company benefit or severance policy, practice, agreement, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. As of the Closing Date, the Company shall have satisfied in full all of its obligations to such Employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever.

(i) The Company is in compliance, in all material respects, with all applicable Laws, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees.

(j) Schedule 2.15(j) sets forth each plan or agreement of the Company pursuant to which any amounts may become payable (whether currently or in the future including upon any future end of employment) to Employees of the Company as a result of or in connection with transactions contemplated by this Agreement and a summary of the nature and amounts that may become payable pursuant to each such agreement.

(k) All Employees working in the United States hired on or after November 7, 1986 are authorized for employment by the Company in the United States in accordance with the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder. No allegations of immigration-related unfair employment practices have been made with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices. The Company has completed and retained in accordance with the Immigration and Naturalization Service regulations a currently valid Form I-9 for all Employees working in the United States hired on or after November 7, 1986, except those employees whose employment terminated on or before June 1, 1987. No current Employee is authorized for employment in the United States pursuant to a nonimmigrant visa that authorizes the employee to be employed by the Company.

2.16 Employee Benefit Plans.

(a) Schedule 2.16(a) sets forth each Company Employee Plan. The Company does not have any stated plan or commitment to establish or enter into any new Company Employee Plan or to modify any Company Employee Plan.

(b) Documents. The Company has delivered to the Buyer with respect to each Company Employee Plan: (i) correct and complete copies of the plan documents, including all amendments thereto and summary plan descriptions; and (ii) all IRS determination, opinion, or advisory letters relating to any retirement plans.

(c) Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Law, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has received a favorable determination, opinion, or advisory letter from the IRS confirming such qualified status. There are no actions, audits, investigations, suits, or claims pending, or, to the Knowledge of the Company, threatened in writing (other than routine claims for benefits) with respect to any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan.

(d) Plan Status. Neither the Company nor any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to (or been required to contribute to), (i) any plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiple employer plan, (iii) a plan subject to Section 409A of the Code, or (iv) any arrangement providing life insurance, medical (other than COBRA), or other benefits to any individual after his or her termination of employment. No Company Employee Plan is sponsored or maintained by any person that is or was considered to be a co-employer with the Company.

(e) Effect of Transaction. No Company Employee Plan contains any provision which could prohibit the transactions contemplated by this Agreement. No Company Employee Plan has terms requiring assumption thereof by Buyer or any of its Affiliates. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a triggering event under any Company Employee Plan, which (either alone or upon the occurrence of any additional or subsequent event) may result in any payment, acceleration, vesting or increase in benefits to any person.

2.17 Compliance with Applicable Law. Neither the Company nor any of its Subsidiaries is in violation in any respect, and has not been in violation in any material respect, of any applicable safety, health or Environmental Law, any Law applicable to the Company, or any other Law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of the Company’s business, its operations, properties or assets, and to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time, and without regard to any cure period) would reasonably be expected to constitute or result directly or indirectly in a violation by any of the Company, or a failure on the part of the Company to comply with, any of the foregoing. The Company has not received any notice alleging any such violation or seeking to investigate any potential violation, including, without limitation, from any “whistle-blower”, and to the Knowledge of the Company, there is no inquiry, investigation or proceeding relating thereto. Neither the Company nor any Employee has engaged in any illegal or fraudulent conduct on behalf of, for the benefit of or which is harmful to, the Company.

2.18 Permits.

(a) Schedule 2.18(a) sets forth an accurate and complete list of each Permit held by the Company or any of its Subsidiaries, and the Sellers have delivered to Buyer accurate and complete copies of all such Permits including all renewals and all amendments. The Permits identified in Schedule 2.18(a): (i) are valid and in full force and effect, and (ii) constitute all of the Permits necessary (A) to enable the Company to conduct its business in the manner it is currently conducted, and (B) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

(b) The Company is in compliance with the terms and requirements of the Permits identified or required to be identified on Schedule 2.18(a). No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified on Schedule 2.18(a), or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Permit identified or required to be identified on Schedule 2.18(a).

(c) With respect to the Permits identified or required to be identified on Schedule 2.18(a), none of the Company nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) from any Governmental Entity regarding (i) any actual or possible violation of, or failure to comply with, any term or requirement of any such Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. No Governmental Entity has at any time challenged in writing the right of any of the Company or any of its Subsidiaries to offer or sell any of its products or services.

(d) All applications required to have been filed for the renewal of the Permits identified in Schedule 2.18(a) have been duly filed on a timely basis with the appropriate Governmental Entities, and each other notice or filing required to have been given or made with respect to such Permits has been duly given or made on a timely basis with the appropriate Governmental Entities.

2.19 Environmental Matters.

(a) The Company is, and at all times has been, in full compliance, with, and has not been and is not in violation of or liable under, any Environmental Law. Neither the Company nor any Seller has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Entity or private citizen acting in the public interest or (ii) the current or prior owner or operator of any facility of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Liabilities with respect to any facility or other property or asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or facility at or to which Hazardous Substances were generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Substances have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending or, to the Knowledge of the Company, threatened claims, Liens, or other restrictions of any nature resulting from any Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any facility or any other property or asset (whether real, personal or mixed) in which the Company has or had an interest.

(c) Neither the Company nor any Seller has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, injunction, decree, summons, warning or other communication (whether issued by a court, an arbitrator, Governmental Entity or an administrative agency) that relates to Hazardous Activity, Hazardous Substances, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Liabilities with respect to any facility or property or asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Substances generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d) Neither the Company nor any other Person for whose conduct it is or may be held responsible, nor any Seller has any Liabilities with respect to any facility or, to the Knowledge of the Company, with respect to any other property or asset (whether real, personal or mixed) in which the Company (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any such facility or any such other property or asset.

(e) There are no Hazardous Substances present on or in the Environment at any Company facility or, to the Knowledge of the Company, at any geologically or hydrologically adjoining property, including any Hazardous Substances contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Company facilities or such adjoining property, or incorporated into any structure therein or thereon and there is no Environmental Condition. Neither the Company nor any Person for whose conduct it is or may be held responsible, nor any Seller, or to the Knowledge of the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any facility or any other property or assets (whether real, personal or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of the Company, threat of Release, of any Hazardous Substances at or from any facility or at any other location where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any facility, or from any other property or asset (whether real, personal or mixed) in which the Company has or had an interest, or to the Knowledge of the Company any geologically or hydrologically adjoining property, whether by the Company or any other Person and there has been no Remedial Action.

(g) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Substances or Hazardous Activities in, on, or under the Company facilities, or concerning compliance, by the Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws, if any exist.

2.20 Ability to Conduct Business. There is no agreement, arrangement or understanding, nor any judgment, order, writ, injunction or decree of any court or Governmental Entity or regulatory body, agency or authority applicable to the Company or to which the Company is a party or by which it or any of its properties or assets is bound, that will prevent the use, after the Closing Date, of the properties and assets owned by, the business conducted by or the services rendered by the Company on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof and as expected to be conducted or rendered in the future. The Company has in force, and is in compliance with, in all material respects, all governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of the Company’s business as currently conducted and as expected to be conducted in the future, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby. The Company has not received any notice of, and to the Knowledge of the Company, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

2.21 Insurance. Schedule 2.21 hereto sets forth a true and complete list of all insurance policies carried by the Company together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. The Company has maintained insurance covering it and its properties in such amounts against such hazards and Liabilities and for such purposes as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties. Except as set forth on Schedule 2.21 hereto, all such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. All premiums due thereon have been paid in a timely manner. Complete and correct copies of all such current insurance policies of the Company have been made available to the Buyer for inspection. The Company is not in default under any of such policies, and the Company has not failed to give any notice or to present any claim under any such policy in a due and timely fashion. The Company does not have Knowledge of any facts which would likely result in an insurer reducing coverage or increasing premiums on existing policies and to the Company’s Knowledge, all such insurance policies can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof following the Closing. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

2.22 Brokers. Except as set forth on Schedule 2.22, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.23 Interested Party Transactions.

(a) Except as set forth on Schedule 2.23(a), to the Company’s Knowledge, no Related Person has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any agreement to which the Company is a party or by which they or their properties or assets are bound; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.23.

(b) Except as set forth on Schedule 2.23(b), there are no receivables of the Company owed by any Related Person other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). The Sellers have not agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or Liability of the Company.

2.24 Absence of Questionable Payments. Neither the Company nor any of its members, managers, officers, agents, employees or any other Persons acting on their behalf has (i) used any Company or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to foreign or domestic government officials, candidates or members of political parties or organizations or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law; (ii) made any payment or provided services which were not legal to make or provide which the Company or any Affiliate thereof or any such officer, employee or other person should reasonably have Known were not legal for the payee or the recipient of such services to receive; or (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.

2.25 Receivables; Accounts Payable.

(a) All receivables of the Company included in the Financial Statements are valid and collectible obligations (net of any reserve for collectability with respect hereto reflected in the Financial Statements which such reserve is adequate and appropriate and made in accordance with GAAP), were not and are not subject to any written or any oral, material offset or counterclaim and have arisen from bona fide transactions by the Company. The Company’s receivables are reflected on the Balance Sheet included in the Financial Statements in accordance with GAAP applied on a basis consistent the preparation of the Balance Sheet. Since January 1, 2015, there have not been any material write-offs as uncollectible of any of the Company’s receivables. Schedule 2.25(a) sets forth a true and correct list of each account receivable of the Company (and the age of such receivable), as of June 30, 2015.

(b) Schedule 2.25(b) sets forth a true and correct list of each account payable of the Company (and the age of such payable), as of June 30, 2015.

2.26 Franchise. The Company is not a party to, and is not bound by any franchise-related contract or arrangement. The Company does not operate its business as a franchise and is not subject to any federal or state Law or regulation as a franchise.

2.27 Customers and Suppliers.

(a) Schedule 2.27(a) lists the Company’s (a) ten (10) largest customers in terms of revenues during the twelve (12) month period ended as of December 31, 2014 and as of June 30, 2015 (“Top Customers”) and the total amount for which each Top Customer was invoiced by the Company for the twelve (12) month period ended as of December 31, 2014 and as of June 30, 2015, and (b) ten (10) largest suppliers during the twelve (12) month period ended as of December 31, 2014 and as of June 30, 2015 (“Top Suppliers”) and the total amount for which each Top Supplier invoiced the Company for the twelve (12) month period ended as of December 31, 2014 and as of June 30, 2015.

(b) The Company has not received written notice of, nor has Knowledge of, termination or an intention to terminate the relationship with the Company, or a material change in the rate of purchasing or supplying products and/or services to or from the Company, or a material change in pricing (whether on a per-unit basis or otherwise), by a Top Customer or a Top Supplier (whether as a result of the consummation of the transactions or otherwise).

2.28 Seller Representations. Each Seller (a) has good and valid title to the Interests being sold by it to the Buyer hereunder free and clear of any Liens other than those imposed by applicable Laws; (b) has had an opportunity to consider its sale and transfer of the Interests and the consummation of the transactions contemplated by this Agreement, has been advised by an attorney with respect to such matters, and has had an opportunity to question, and receive answers from, the executive officers of the Company regarding the same; (c) understands that the value of the Interests being sold by it hereunder may appreciate in the future (including in the immediate future) and that upon, and by virtue of, its sale of the Interests being sold by it hereunder, it will be precluded from sharing or benefiting from any such appreciation; (d) either alone or with the assistance of its own professional advisors, has Knowledge in the Company’s and its Subsidiaries’ financial and business affairs and has had access to full and complete information regarding the Company and its Subsidiaries and their respective businesses and operations; (e) either alone or with the assistance of its own professional advisors, has independently evaluated the fairness and reasonableness of the consideration being paid for the Interests hereunder in light of the Company’s and its Subsidiaries’ historical revenue, operating income, net income, capitalization, current financial position and results of operation, and the Company’s and its Subsidiaries’ future prospects; and (f) other than the representations, warranties and covenants made in this Agreement, is not relying on any representations or warranties made by any person or entity in its decision to enter this Agreement or any other document related thereto or to consummate the transactions contemplated thereby other than those explicitly set forth herein or therein. None of the Sellers, nor any officer or director or manager of the Company has been: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (ii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iii) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or State commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

2.29 Disclosure. No representation or warranty or other statement made by the Company or any Seller in this Agreement, the Disclosure Schedules attached hereto and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Company contains any untrue statement to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE BUYER

The Buyer represents and warrants to the Company as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Buyer Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

3.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite limited liability company power and authority to own, operate and lease the properties and assets the Buyer now owns, operates and leases and to carry on the Buyer’s business as currently conducted. The Buyer is duly qualified to transact business as a corporation and is in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by the Buyer or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Buyer Material Adverse Effect. The Buyer has previously made available to the Company complete and correct copies of its certificate of formation and all amendments thereto as of the date hereof (certified by the Secretary of State of Delaware as of a recent date).

3.2 Authorization. The Buyer has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer have been duly and validly authorized and approved by all necessary limited liability company action on the part of the Buyer. This Agreement constitutes the legal and binding obligation of the Buyer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in Law).

3.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provisions of the certificate of formation or operating agreement of the Buyer; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Buyer is a party, or by which it or its properties or assets may be bound, or result in the creation of any Lien, claim or encumbrance of any kind whatsoever upon the properties or assets of the Buyer pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Buyer Material Adverse Effect; (iii) violate or conflict with any Law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Buyer or by which any of their respective properties or assets may be bound, except for such violations or conflicts which would not have a Buyer Material Adverse Effect; or (iv) require, on the part of the Buyer, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Buyer Material Adverse Effect.

3.4 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

3.5 Disclosure. No representation or warranty or other statement made by the Buyer in this Agreement contains any untrue statement to make any of them, in light of the circumstances in which it was made, not misleading

ARTICLE IV

CONDUCT OF BUSINESS PRIOR

TO THE CLOSING DATE

4.1 Conduct of Business of the Company. During the period commencing on the date hereof and continuing until the Closing Date, the Company and the Sellers agree that the Company, and the Sellers shall cause the Company, except as otherwise expressly contemplated by this Agreement or agreed to in writing by the Buyer:

(a) will carry on its business only in the ordinary course and consistent with past practice;

(b) will keep all Intellectual Property in full force and effect and will not sell, license or otherwise transfer such Intellectual Property to a third party, and will not agree with any third party to do so;

(c) will not form any subsidiaries;

(d) will use its best efforts to preserve intact its present business organization, keep available the services of its officers and employees and preserve its relationships with customers, suppliers, partners, Affiliates and others having business dealings with it to the end that the Company’s business and its goodwill shall not be materially impaired at the Closing Date;

(e) will not (i) make any capital expenditures, (ii) enter into any license, distribution, OEM, reseller, joint venture or other similar agreement, (iii) enter into or terminate any lease of, or purchase or sell, any real property (except as contemplated in Section 5.11), (iv) enter into any leases of personal property, (v) incur or guarantee any additional Indebtedness for borrowed money, (vi) create or permit to become effective any security interest, mortgage, Lien, charge or other encumbrance on any of its properties or assets, (vii) use any of the Company’s Cash to satisfy or otherwise pay down any of the Company’s Indebtedness or the Company’s Transaction Expenses, or (viii) enter into any agreement to do any of the foregoing;

(f) will not adopt or amend any Company Employee Plan for the benefit of Employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its Employees, beneficiaries or any other person or accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any stock option plan or agreements or enter into any agreement to do any of the foregoing, except as specifically required by the terms of such plans or agreements;

(g) will promptly advise the Buyer of the commencement of, or threat of (to the extent that such threat comes to the Knowledge of the Company) any claim, action, suit, proceeding or investigation (collectively, a “Claim”) against, relating to or involving the Company, or any of its officers, employees, agents or consultants in connection with their businesses or the transactions contemplated hereby and will not settle any Claim;

(h) will use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company on the date hereof;

(i) will not enter into any agreement to dissolve, merge, consolidate or, sell any material assets of the Company or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $10,000 in the aggregate;

(j) will not (i) change the method of accounting of the Company, (ii) make, revoke or change any Tax elections, (iii) enter any settlement or compromise of any Tax claim or Liability with any Taxing Authority, (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or Liability or (v) amend any Tax Return;

(k) will not (i) make any payments to officers, directors, partners or managers, or (ii) make or pay any dividend, bonus, redemption or other distribution to Sellers;

(l) will not enter into any agreements with contractors or consultants (or amend or authorize additional work orders with respect to any such existing agreements), except as contemplated by this Agreement;

(m) will not change, accelerate, extend or alter, in each case, the payment terms of any existing contract or agreement nor enter into any contract or agreement with payment terms (including timing) not materially consistent with past practice;

(n) incur any reversals or reserves;

(o) accelerate the collection of any accounts receivable, or write-off any accounts receivable or notes receivable;

(p) delay or postpone the payment of accounts payable and other Liabilities;

(q) commence or settle any material litigation or arbitration or other Legal Proceeding;

(r) discourage customers, Employees, affiliates, suppliers, lessors, and other associates of the Company from maintaining the materially same business relationships with the Company after the date of this Agreement as were maintained prior to the date of this Agreement;

(s) will not change or alter the systems, plans or policies regarding management of tangible personal property;

(t) use any special promotional or rebate activity; or

(u) agree or commit to do any of the foregoing.

4.2 Other Negotiations. The Company and the Sellers will not, nor will the Company or the Sellers permit any of the Company’s officers, directors, managers, consultants, employees, agents, partners and Affiliates on its behalf to, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than the Buyer) regarding any acquisition of the Company, any merger or consolidation with or involving the Company or any acquisition of any material portion of the stock or assets of the Company or any equity or debt financing of the Company or any sale or license of Intellectual Property rights or any business combination, recapitalization, joint venture or other major transaction involving the Company (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than the Buyer. If between the date of this Agreement and the termination of this Agreement pursuant to Article IX, the Company receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company shall (i) notify the Buyer immediately (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and (ii) notify such third party of the obligations of the Company under this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Properties and Records. The Company and the Sellers will provide (or will cause to be provided) to the Buyer and the Buyer’s accountants, counsel and other authorized advisors, with reasonable access, during business hours, to its premises and properties and its books and records (including, without limitation, contracts, leases, financial information, insurance policies, litigation files, minute books, accounts, working papers and Tax Returns filed and in preparation) and will cause the Company’s officers to furnish to the Buyer and the Buyer’s authorized advisors such additional financial, Tax and operating data and other information as the Buyer shall from time to time reasonably request. All of such data and information shall be kept confidential by the Buyer and the Company unless and until the transactions contemplated herein are consummated.

5.2 Reasonable Efforts; etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use his, her or its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement.

5.3 Material Events. At all times prior to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event which will or may reasonably be expected to result in the failure to satisfy any of the conditions specified in Article VII or Article VIII hereof.

5.4 Fees and Expenses. The Buyer and the Sellers shall bear and pay all of their own, and the Sellers shall bear and pay all of the Company’s fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the Transaction Expenses out of the Cash Consideration.

5.5 Supplements to Disclosure Schedules. From time to time prior to the Closing Date, each party hereto shall supplement or amend its Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedules or that is necessary to correct any information in its Disclosure Schedules or in its representations and warranties that have been rendered inaccurate thereby. The Disclosure Schedules delivered by a party hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

5.6 Tax Matters

(a) All Taxes, whether levied on the Company, the Sellers, the Buyer or any of their respective Affiliates, successors or assigns, resulting from the transactions contemplated herein or any other activities involving the Company prior to the Closing or otherwise on account of this Agreement, shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary Tax Returns with respect to all such Taxes. Any Transfer Taxes imposed upon the sale or transfer of the Interests shall be paid by the Sellers when due.

(b) The Buyer shall be solely responsible for all Taxes arising from the ownership of the Interests and the operations of the Company by the Buyer for periods (or portions thereof) beginning after the Closing Date (the “Post-Closing Period”).

(c) The Sellers shall be responsible for and shall promptly pay when due all Taxes attributable to periods (or portions thereof) ending on or before the Closing Date (the “Pre-Closing Period”). The Buyer shall be responsible for and shall promptly pay when due all Taxes attributable to the Post-Closing Period. All Taxes for the Straddle Period shall be apportioned between the Pre-Closing Period and the Post-Closing Period, as follows: (i) in the case of Taxes imposed on a periodic basis (such as real property Taxes, personal property Taxes and similar ad valorem Taxes), the portion allocable to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, Taxes based upon or related to income or receipts, and sales and use Taxes), the portion allocable to the Pre-Closing Period shall be determined as if such Tax period ended as of the close of business on the Closing Date. Upon receipt of any bill for such Taxes, Buyer, on one hand, and the Sellers, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.6 together with such supporting evidence as is reasonably necessary to calculate the pro-ration amount. The pro-ration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. In the event that Buyer or the Sellers shall make any payment for which they are entitled to reimbursement under this Section 5.6, the applicable party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(d) The Sellers shall, at its cost and expense, prepare or cause to be prepared, and file or cause to be filed with the appropriate Taxing Authorities all Tax Returns required to be filed by the Company for all periods ending on or before the Closing Date, and shall pay or cause to be paid all Taxes due with respect to such Tax Returns provided, however, that no such Tax Return shall be filed prior to the review of Buyer and no such Tax Return shall be filed that negatively and adversely impacts the Company’s tax position or imposes additional tax liabilities or obligations on the Company subsequent to the Closing. Such Tax Returns shall be prepared in a manner consistent with past practices and in compliance with applicable Laws.

(e) Buyer shall prepare or cause to be prepared, and file or cause to be filed with the appropriate Taxing Authorities all Tax Returns required to be filed by the Company for all Straddle Periods, and subject to the Buyer’s right to reimbursement from the Sellers under Section 5.6(c), shall pay or cause to be paid all Taxes due with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with past practices and in compliance with applicable Laws.

(f) Buyer and the Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Interests and the Company, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or the Company, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Buyer and the Company and the Sellers shall retain all books and records with respect to Taxes pertaining to the Interests and the Company for a period of at least 6 years following the Closing Date. Buyer and the Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Interests.

5.7 Section 280G Approval. If the Company is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its commercially reasonable efforts to obtain such approval as promptly as is practicable after the date hereof and in any event prior to the Closing.

5.8 Approvals; Filings with Governmental Entities.

(a) The Company and the Sellers shall use commercially reasonable efforts to obtain all third party approvals identified in Schedule 2.3 and Buyer agrees to cooperate, at the Sellers’ expense, with the Company in order to obtain all such third party approvals.

(b) No party to this Agreement shall agree to participate in any meeting or conference with any Governmental Entity in respect of any filings, investigation or other inquiry under any antitrust Law unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate at such meeting or conference. Buyer shall be entitled to direct any proceedings or negotiations with any Government Entity under any antitrust Law in connection with the transactions contemplated herein.

5.10 Distribution of Cash. Other than the Permitted Distribution, from June 30, 2015 to the Closing, the Sellers shall be prohibited from causing the Company to issue any dividend, or distribute or otherwise transfer any Cash or assets of the Company. Other than the Term Loan Payment, from June 30, 2015 to the Closing Date, the Company shall be prohibited from (i) satisfying or paying down any of its Indebtedness or (ii) paying (or pre-paying) any of its Transaction Expenses or premiums for the Policies (as hereinafter defined).

5.11 Transfer of Real Estate. Prior to the Closing, the Sellers shall cause the Company to transfer to the Sellers or an Affiliate of the Sellers, in a manner as determined by the Sellers subject to the reasonable approval of the Buyer, the Real Property, and all related liabilities.

5.12 Tax Elections Subject to the payment of the Tax Gross Up to the Sellers, each Seller will, at the request of Buyer, join in elections (the “Elections”) under Section 338(h)(10) of the Code and the regulations promulgated thereunder in respect of the purchase of the Interests pursuant to this Agreement and under any corresponding or similar provisions of state or local law in respect of such purchase. In the event Buyer requests the Sellers to join in the Elections, the Sellers and Buyer will report the transfers under this Agreement consistent with the Elections (including the Purchase Price Allocation) on all applicable Returns and neither the Sellers nor Buyer will take a position contrary to the Elections unless required to do so by applicable Tax laws pursuant to a determination as defined in Section 1313(a) of the Code. Buyer and the Sellers agree to cooperate, and to cause their respective affiliates to cooperate, with the other(s) in preparing, executing and filing any Tax forms and other documents required under Section 338(h)(10) of the Code and other applicable laws so that the Elections will be made in a proper and timely manner. In the event of any purchase price adjustment hereunder, Buyer and the Members agree to adjust the Purchase Price Allocation to reflect such purchase price adjustment and to file consistently any Returns required as a result of such purchase price adjustment.

5.13 Life / Disability Insurance Policies. Promptly following the Closing and at Sellers expense, the Buyer, Sellers and the Company shall cause all right title and interest in and to the life and disability insurance policies of the Sellers (the “Policies”) relating to the that certain Escrowed Cross-Purchase Agreement to Purchase Membership Interests upon Death or Disability of Owner by and amount the Company, the Seller and the Joshua L. Celeste dated December 9, 2014 to be transferred directly to the Sellers. The Sellers, Buyer and Company acknowledge and agree that as of the Closing Date, the Company shall no longer pay premiums or such other amounts that may become due and owing in connection with the Policies and any payment obligations thereunder shall be the Sellers.

5.14 Employee Non-Competition and Non-Solicitation Agreements. Following the Closing, Sellers shall cause certain agreed to employees of the Company to execute and deliver a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit F. The Company agrees to provide the Sellers with its best efforts to cause such Non-Competition and Non-Solicitation Agreements to be executed.

5.15 Key Employee Transaction Bonus. Within forty five (45) days of the Closing Date, Sellers shall deliver to Buyer written evidence reasonably satisfactory to Buyer of the termination of any bonus or other compensation plans by and between the Company and each of the Key Employees relating to consummation of a sale of all or substantially all of the assets or securities of the Company. The Company agrees to provide the Sellers with its commercially reasonable efforts to cause the forgoing to be executed and delivered; provided, that such commercially reasonably efforts shall not require the Company pay any amounts that may be due or incur any fees or expenses in connection with the same.

ARTICLE VI

COVENANTS OF THE SELLERS

The Sellers each hereby agree that for a period of five (5) years following the Closing Date, he will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member, manager or stockholder of any company or business organization, engage in any business activity, or have a financial interest in any business activity (excepting only the ownership of not more than one percent (1%) of the outstanding securities of any class of any entity listed on an exchange or regularly traded in the over-the-counter market), including that of a lender or financing party, which is directly or indirectly in competition with the business of the Company as conducted as of the Closing Date. The Sellers each hereby agree that, for a period of five (5) years following the Closing Date hereof, he will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact any of the employees, consultants, agents, suppliers, customers or prospects of the Buyer, its Affiliates or the business of the Company that were such with respect to the Buyer, its Affiliates or the business of the Company at any time during the one (1) year immediately preceding the date hereof or that become such with respect to the Buyer, its Affiliates or the business of the Company at any time during such five (5) year period.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF

THE BUYER

The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Buyer in its sole discretion):

7.1 Representations and Warranties True. The representations and warranties of the Company and the Sellers which are contained in this Agreement, or contained in any Schedule, exhibit, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing the Company shall have delivered to the Buyer a certificate (signed by the Sellers and on behalf of the Company by its President or Chief Executive Officer) to that effect with respect to all such representations and warranties made by the Company and the Sellers.

7.2 Performance. The Company and the Sellers shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by any of them on or prior to the Closing Date, and at the Closing the Company shall have delivered to the Buyer a certificate (duly executed by the Sellers and on behalf of the Company by its President or Chief Executive Officer) to that effect with respect to all such obligations required to have been performed or complied with by the Company and the Sellers on or before the Closing Date.

7.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company which reasonably could have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Company Material Adverse Effect.

7.4 Purchase Permitted by Applicable Laws; Legal Investment. The Buyer’s purchase of and payment for the Interests (i) shall not be prohibited by any applicable Law or governmental order, rule, ruling, regulation, release or interpretation, (ii) shall not subject the Buyer to any penalty, Tax, Liability or, in the reasonable judgment of the Buyer, any other onerous condition under or pursuant to any applicable Law, statute, ordinance, regulation or rule, (iii) shall not constitute a fraudulent or voidable conveyance under any applicable Law, and (iv) shall be permitted by all applicable Laws, statutes, ordinances, regulations and rules of the jurisdictions to which the Buyer is subject.

7.5 Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Interests, the Agreement and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Buyer.

7.6 Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by the Company or the Sellers or the Buyer in connection with the transactions contemplated by this Agreement and the sale of the Interests as set forth on Schedule 7.6 attached hereto shall have been obtained and shall be in full force and effect.

7.7 Additional Agreements. The following agreements, forms or notices, as the case may be, shall have been executed and delivered to the Buyer:

(a) one or more certificates representing, in the aggregate, all the outstanding Interest accompanied by a completed and duly executed instrument of transfer with respect to each certificate and any other instrument(s) necessary to effect the transfer of such Interest to Buyer in accordance with this Agreement;

(b) the Escrow Agreement in the form attached hereto as Exhibit C, executed by Buyer, the Sellers and the Escrow Agent (the “Escrow Agreement”);

(c) The Employment Agreements in the form attached hereto as Exhibit D, executed by Company and each of the Sellers (the “Employment Agreements”);

(d) each of the Sellers shall have delivered to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code;

(e) the Sellers shall execute and deliver to the Buyer, a Lock-Up Agreement in the form of Exhibit E (the “Lock-Up Agreement”);

(f) The Sellers shall resign from their positions as directors, managers and officers of the Company;

(g) one or more payoff letters, drafts of which shall have been delivered to the Buyer at least three (3) Business Days prior to the Closing Date, executed by the lenders, capital lease lessors (but not operating lease lessors), or other financing sources of any Indebtedness of the Company, including, but not limited to, those set forth on Schedule 7.7(g) (x) setting forth all amounts necessary to be paid to repay in full any such Indebtedness through the Closing Date, and (y) providing that, upon payment in full of such amounts, all obligations with respect to the Indebtedness owed to such lender, lessor, or other financing source will be satisfied and released, each in form and substance reasonably satisfactory to the Buyer.

7.8 Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Company Material Adverse Effect.

7.9 Supporting Documents. The Company shall have delivered to the Buyer a certificate (i) of the Secretary of State of Rhode Island dated as of the Closing Date, certifying as to the legal existence and good standing of the Company; and (ii) of the Secretary of the Company dated the Closing Date, certifying on behalf of the Company (w) that attached thereto is a true and complete copy of the certificate of organization of the Company, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the operating agreement of the Company, as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the managers of the Company and the Sellers, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (z) to the incumbency and specimen signature of each officer of the Company, executing on behalf of the company this Agreement and the other agreements related hereto; and (iii) satisfactory evidence that tax good standings, waivers of state tax Liens and state clearance certificates from each such jurisdiction in which the Company does business has been applied for, and in lieu of each such certificate, the Company will provide to the Buyer written evidence as to the absence of any Liens of any kind on the assets of the Company for inspection taxes, which will be certified by the Company’s manager.

7.10 Release of Liens. The Company shall have obtained to the satisfaction of the Buyer, the releases from creditors needed to terminate any security interests granted by the Company in respect of the assets of the Company, if any, including, without limitation, Uniform Commercial Code termination statements (or other jurisdictional equivalents) and landlord estoppels and consents.

7.11 Modification of Existing Agreements. Any existing related party agreements shall be modified on market terms satisfactory to Buyer.

7.12 Customers and Suppliers. Buyer shall have held discussions with the customers and suppliers of the Company, which discussions shall be satisfactory to the Buyer in its sole discretion.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE

COMPANY AND THE SELLERS

The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Company or the Sellers in their sole discretion):

8.1 Representations and Warranties True. The representations and warranties of the Buyer contained in this Agreement, or contained in any Schedule, exhibit, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing the Buyer shall have delivered to the Sellers a certificate (signed on its behalf by an officer of the Buyer) to that effect with respect to all such representations and warranties made by such entity.

8.2 Performance. The Buyer shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing the Buyer shall have delivered to the Sellers a certificate (signed on its behalf by an officer of the Buyer) to that effect with respect to all such obligations required to have been performed or complied with by such entity on or before the Closing Date.

8.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Buyer which would have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Buyer Material Adverse Effect.

8.4 Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Interests, the Agreement and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Sellers.

8.5 Supporting Documents. The Buyer shall have delivered to the Sellers (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Buyer, and (ii) a certificate of the Secretary of the Buyer, dated the Closing Date, certifying on behalf of the Buyer (a) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (b) to the incumbency and specimen signature of each officer of the Buyer executing this Agreement and the other agreements related hereto.

8.6 Additional Agreements. The following agreements, forms or notices, as the case may be, shall have been executed and delivered to the Sellers:

(a) The Cash Consideration, the Promissory Notes and the Parent Shares Consideration.

(b) The Escrow Agreement and the Escrow Amount;

(c) The Employment Agreements;

(d) The Lease Agreement;

(e) The Letters of Credit;

(f) The Lock-Up Agreement; and

(g) A lease agreement for the Real Property by and between the Company and Broadway Holdings, LLC (the “Lease Agreement”) in form and substance satisfactory to the Buyer.

ARTICLE IX

INTENTIONALLY OMITTED

ARTICLE X

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES; ESCROW

10.1 Indemnity Obligations.

(a) Subject to Article X hereof, the Company and each of the Sellers, by adoption of this Agreement and approval of the transactions contemplated hereby, jointly and severally agree to indemnify and hold the Buyer (including its representatives and Affiliates (the “Buyer Indemnified Parties”) harmless from, and to reimburse the Buyer for, any Losses directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company or the Sellers set forth in Article II of this Agreement or any Schedule or certificate delivered by the Company or the Sellers pursuant hereto; (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company or the Sellers which are contained in this Agreement or any agreement entered into in connection herewith including, without limitation, the covenants set forth in Article VI of this Agreement; (iii) any event, act or occurrence arising out of the operations of the Company prior to the Closing; (iv) any claims by any current or former holder of any equity interest or equity security of the Company (including any predecessors), including any Interests or other Company Equity Rights, relating to or arising out of this Agreement and the transactions contemplated hereby (including any Third Party Claim to any portion of the Purchase Price); (v) any Taxes payable by the Company relating to any Pre-Closing Period and any Taxes payable by the Sellers; or (vi) any suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations to which any of the Sellers, the Company or any of its members, managers, employees, consultants or agents are party arising out of or relating to the operations of the Company prior to the Closing, including, without limitation, in connection with any claims brought by former employees of the Company (all of the foregoing collectively, the “Buyer Indemnifiable Matters”).

(b) Subject to Article X hereof, the Buyer, by adoption of this Agreement and approval of the transactions contemplated hereby agree to indemnify and hold the Sellers (including its representatives and Affiliates (the “Seller Indemnified Parties”) harmless from, and to reimburse the Sellers for, any Losses directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Buyer set forth in Article III of this Agreement or any Schedule or certificate delivered by the Company or the Sellers pursuant hereto; (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company or the Sellers which are contained in this Agreement or any agreement entered into in connection herewith including, without limitation, the covenants set forth in Article VI of this Agreement; (iii) any event, act or occurrence arising out of the operations of the Company after the Closing; or (v) any Taxes payable by the Company relating to any Post-Closing Period and any Taxes payable by the Company; (all of the foregoing collectively, the “Sellers Indemnifiable Matters”).

10.2 Notification of Claims.

(a) Subject to the provisions of Section 10.3 below, in the event of the occurrence of an event pursuant to which a party (the “Indemnifying Party”) shall seek indemnity pursuant to Section 10.1, the Indemnified Party shall provide the Indemnifying Party with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Sellers, all relevant information which is material to the claim and which is in the possession of the Indemnified Party. The Indemnifying Party failure to give a timely Claim Notice or to promptly furnish the Indemnified Party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the Indemnified Party unless such delay materially and adversely effects the Indemnifying Party’s ability and right to defend the occurrence set forth in the Claim Notice.

(b) If such claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at its own expense after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim (with counsel reasonably acceptable to Buyer), in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim (such settlement to occur only with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed), if and only if the following conditions are satisfied:

(i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii) the Indemnified Party shall not have given the Indemnifying Party written notice that its counsel has determined, in the exercise of such counsel’s reasonable good faith discretion, that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in such Third Party Claim (in which case the Indemnified Party shall be entitled to direct the defense with respect to those issues as to which such conflict exists through separate counsel of its choice, with the fees and expenses of any such separate counsel to be borne by the Indemnified Party, and no such issues shall be settled by the Indemnified Party without the written consent of the Indemnifying Party); and

(iii) such Third Party Claim is not a criminal matter and involves only money damages and does not seek an injunction or other equitable relief.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

10.3 Duration. All representations and warranties set forth in this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the parties contained in or made pursuant to this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto and hereunder (all of the foregoing collectively, the “Surviving Obligations”), shall survive the Closing but, except in respect of any claims for indemnification as to which a Claim Notice shall have been duly given and also as provided in the immediately following sentence, all Surviving Obligations shall expire eighteen (18) months from the date of Closing. Notwithstanding the foregoing,

(a) claims for (i) breaches of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.11, 2.12, 2.16, 2.19, 2.22, 2.24 and 2.28 (the “Fundamental Representations”) and (ii) Indemnifiable Matters brought in connection with Sections 10.1(ii) through (vi) shall survive the Closing Date until six (6) years plus sixty (60) days from the Closing Date (provided that if a federal statute of limitations is applicable to such claim and such federal statute of limitations runs for longer than six (6) years plus sixty (60) day from the Closing Date, then such claim shall survive the Closing Date until the expiration of such applicable federal statute of limitations plus sixty (60) days) and (b) claims relating to or arising from intentional misrepresentation, willful misconduct or fraud shall be independent of, and shall not be limited by, the Agreement and shall survive the Closing Date indefinitely.

10.4 Liability.

(a) The maximum collective liability of the Company and the Sellers for Losses relating to any Sellers Indemnifiable Matter brought in connection with Section 10.1(i) shall be limited to the amount of the Ten Million Dollars ($10,000,000) (the “Liability Cap”), consisting of Five Million Dollars ($5,000,000) in cash and Five Million Dollars ($5,000,000) of Parent Shares Consideration; provided, however, that if at the time an indemnity claim is paid by Buyer there are not sufficient shares of Parent Shares Consideration to satisfy the amount of the Losses, such difference shall be satisfied by Sellers in immediately available funds. Notwithstanding the foregoing, the Liability Cap shall not apply with respect to Sellers Indemnifiable Matters brought in connection with breaches of the Fundamental Representations or Section 10.1(a)(ii) through Section 10.1(a)(vi), excluding only Section 10.1(a)(iii). Notwithstanding any of the foregoing, claims for breaches of the representations, warranties and covenants relating to or arising from intentional misrepresentation, willful misconduct or fraud shall be independent of, and shall not be limited by, the Agreement. In the event any Losses relating to any Sellers Indemnifiable Matters brought in connection with Section 10.1(a) are satisfied with Parent Shares Consideration pursuant to the terms of this Agreement, the number of shares necessary to satisfy such Losses shall be calculated by dividing the dollar amount of the Losses by the Average Share Price.

(b) Notwithstanding anything to the contrary herein, neither the Company nor the Sellers shall be obligated to indemnify the Indemnified Parties until the aggregate of all Losses related to claims to which the Indemnified Parties would otherwise be entitled exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), after which such applicable indemnifying party shall be liable for all such Losses in excess of the Basket. Notwithstanding the foregoing, the Basket shall not apply with respect to Sellers Indemnifiable Matters brought in connection with breaches of the Fundamental Representations or Section 10.1(a)(ii) through Section 10.1(a)(vi), excluding only Section 10.1(a)(iii). Notwithstanding any of the foregoing, claims for breaches of the representations, warranties and covenants relating to or arising from intentional misrepresentation, willful misconduct or fraud shall be independent of, and shall not be limited by, the Agreement.

(c) If the Closing occurs, the Buyer on one hand and the Sellers and the Company on the other hand agree that a claim for indemnification pursuant to this Article X shall constitute the sole and exclusive remedy and recourse against the other party for any matter arising out of this Agreement (absent intentional misrepresentation, willful misconduct or fraud) whether based on tort, contract, corporate or commercial law, statutory or common law remedy or equitable remedy or otherwise, including but not limited to, any misrepresentation, breach of warranty or otherwise. Notwithstanding any of the foregoing, claims for breaches of the representations, warranties and covenants relating to or arising from intentional misrepresentation, willful misconduct or fraud shall be independent of, and shall not be limited by, the Agreement. The foregoing shall not apply to the enforcement of Article VI (Covenants of Sellers).

(d) No Indemnifying Party shall have any right to Losses pursuant to this Section 10 with respect to any loss of profits or any consequential, indirect, special or punitive damages; provided, that, Losses shall only include losses based on valuation metrics or other multipliers (i) if the Losses are recurring (i.e., the Losses affect future periods) and (ii) the business of the Company is significantly devalued after the consummation of the transactions contemplated by this Agreement as a direct result of such Losses. Notwithstanding the foregoing, Losses shall include special, consequential, indirect and punitive damages to the extent that a third party is entitled to such damages against the Indemnified Party after final adjudication, arbitration or settlement.

(e) The Indemnifying Party shall make any indemnification payments determined to be payable to the Indemnified Party hereunder without regard to any expectation that the Indemnified Party will recover insurance proceeds as a result of the matter giving rise to the claim for which indemnification payments are to be made. If the Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnified Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Indemnified Party, less the amount of any deductibles paid or increased premiums incurred by Buyer or the Company. If the Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Indemnified Party against the Indemnifying Party after the Indemnifying Party has paid such indemnification claim to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party to the Indemnified Party on the claim, less the amount of any deductibles paid or increased premiums incurred by Buyer or the Company.

(f) Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Article X, all of the representations and warranties set forth in this Agreement, or any other agreement, certificate or schedule executed or delivered in connection herewith or therewith that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

10.5 No Contribution. The Company and the Sellers hereby waive, acknowledge and agree that the Company and the Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution or right of indemnity against the Buyer in connection with any indemnification payments which the Company or the Sellers are required to make under this Article X. Nothing contained in this Article X shall limit a Seller’s right of contribution or right of indemnity from another Seller.

10.6 Treatment of Indemnity Payments. All payments made pursuant to this Article X pertaining to any indemnification obligations shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by Law.

10.7 Escrow. The Escrow Amount shall be held by the Escrow Agent for a period ending on the eighteen (18) month anniversary of the Closing, (the “Escrow Release Date”), except the Escrow Amount may be withheld after the Escrow Release Date for so long as is reasonably necessary to satisfy claims for indemnification which are subject to a Claim Notice delivered prior to the Escrow Release Date. The Escrow Amount shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement.

10.8 General Release.

(a) Subject to Section 10.8(b) of this Agreement, the Company and each of the Sellers does from and after the Closing hereby release forever and discharge the Buyer and its Affiliates, and each of their respective officers, managers, directors, members and employees (collectively, the “Releasees”), of and from any and all actions, claims, damages and Liabilities of any kind or nature whatsoever that relate to or arise out of any dealings, relationships or transactions by and between the Company and such Seller, on the one hand, and any Releasee, on the other hand, in law or equity, which against any Releasee the Company or such Seller has ever had, now has or which he, she or it hereafter can, shall or may have, whether or not now Known, from the beginning of the world to the Closing Date (the “Causes of Action”). The Company and each of the Sellers understands and agrees that it is expressly waiving all claims, even those it may not know or suspect to exist, which if Known may have materially affected the decision to provide this release, and the Company and such Seller expressly waives any rights under applicable Law that provide to the contrary. Furthermore, each Seller further agrees not to institute any litigation, lawsuit, claim or action against any Releasee with respect to the released Causes of Action.

(b) The release set forth in Section 10.8(a) shall not apply to any rights the Company or any Seller has pursuant to (i) this Agreement, the transactions or any other documents contemplated hereby or thereby and (ii) any claim of intentional misrepresentation, willful misconduct or fraud.

10.9 Method and Manner of Paying Buyer Losses. With respect to liability of the Company and the Sellers for Losses relating to any Sellers Indemnifiable Matters brought in connection with Section 10.1(a), any amount owed by Sellers shall be set-off by the Buyer Indemnified Parties first against the Cash Escrow as available prior to the Escrow Release Date, second against the Shares Escrow as available prior to the Escrow Release Date and, thereafter, if set-off does not satisfy the such Losses, payments thereof shall be made in immediately available funds.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument signed on behalf of the party against whom enforcement is sought.

11.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

11.3 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 11.3):

(a)	if to Buyer or the Company, to:

Revolution Lighting Technologies, Inc.
177 Broad Street, 12th Floor
Stamford, CT 06901
Attention: James DePalma
Telephone No.:203-504-1100
E-mail: jdepalma@astoncap.com

with a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder, LLP
28 State Street
Boston, MA 02109
Attn: Michael E. Kushnir, Esq.
Telephone No.: 617-378-4316
Facsimile No.: 617-345-9020
E-mail: mkushnir@hinckleyallen.com

(b)	if to the Sellers, to:

c/o Michael Lemoi, Jr.
311 Broadway
Providence, RI 02903
Telephone No.: 508-450-4099
E-mail: mlemoi@energysource.com

with a copy to: Duffy & Sweeney, LTD

1800 Financial Plaza
Providence, RI 02903
Attention: Josh Celeste, Esq.
Telephone No.: 401-455-0700
Facsimile No.: 401 455-0701
E-mail: jceleste@duffysweeney.com

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service.

11.4 Binding Effect; Assignment. This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except by the Buyer (i) to any successor to its business or to any Affiliate as long as such successor agrees to be liable for all of the Buyer’s obligations hereunder or (ii) to any financial institution providing purchase money or other financing to the Buyer from time to time as collateral security for such financing.

11.5 No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, exhibit, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns and any other parties indemnified under Article X.

11.6 Public Announcements; Non-Disparagement. Following the Closing, the Buyer may, with the consent of the Sellers, issue a press release in such form as is reasonably acceptable to the Company and none of the parties hereto shall, except as agreed by the Buyer and the Sellers, or except as may be required by Law or applicable regulatory authority, issue any other reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby. Each party hereto hereby agrees that such party and any affiliate of such party will not make any statements, whether written, oral or otherwise, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the other party.

11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

11.9 Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof, other than the Confidentiality Agreement. This Agreement supersedes all other prior agreements and understandings, written or oral, between the parties and their agents with respect to such subject matter, other than the Confidentiality Agreement (subject to the disclosure requirements of any applicable Laws and/or governmental regulations).

11.10 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof and, as to all other matters, shall be governed by and construed with the laws of the State of New York, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in New York, New York and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

11.11 Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any Law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at Law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable Law as it shall then appear.

11.12 Specific Performance. In addition to any and all other remedies that may be available at Law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

11.13 Disclosure Schedules. Nothing in any Schedule or any supplement to or amendment of any such Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The statements in any such Schedule or supplement or amendment relate only to the provisions in the Section and/or subsections of this Agreement to which they expressly relate and not to any other provision of this Agreement.

11.14 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Wherever required by the context, as used in this Agreement, the singular number shall include the plural, the plural shall include the singular and all words herein in any gender shall be deemed to include the masculine, feminine and neutral genders. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant. All references to ‘days’ herein shall be interpreted to mean any day other than a Saturday, Sunday or a Federal legal holiday.

11.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ARTICLE XII

DEFINITIONS

12.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acquisition Transaction” has the meaning set forth in Section 4.2 of the Agreement.

“Adjusted EBITDA” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means with respect to a Person other than an individual (i) the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the capital stock of the controlled Person; (ii) the right to appoint or remove, or cause the appointment or removal of, more than 50% of the members of the board of directors of such Person; or (iii) with respect to a Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, with respect to the Buyer, the term “Affiliate” shall include the Parent.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Allocation Schedule” has the meaning set forth in Section 1.6 of the Agreement.

“Average Share Price” means an amount equal to the volume-weighted average (rounded to the nearest 1/10,000 or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the daily volume-weighted average price of a share of Parent Equity on any national securities exchange on which Parent Equity is listed (as reported by Bloomberg Financial Markets) for the twenty (20) trading days ending with the second trading day preceding the Closing Date or date that any Losses are paid hereunder, as applicable.

“Balance Sheet” has the meaning set forth in Section 2.7(a) of the Agreement.

“Business Day” means any day on which banks are not required to close in the city of New York, New York.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Buyer Disclosure Schedules” has the meaning set forth in the preamble of Article III of the Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a) of the Agreement.

“Buyer Indemnifiable Matters” has the meaning set forth in Section 10.1(a) of the Agreement.

“Buyer Material Adverse Effect” means any event, fact, circumstance or condition that, individually or in the aggregate with any other events, facts, circumstances or conditions, has had or would reasonably be expected to have a material and adverse effect on the business, assets, Liabilities, prospects, results of operations, revenues, operating income or financial condition of the Buyer, or on the ability of the Buyer to consummate the transactions contemplated herein; provided, however, that in determining whether there has been a Buyer Material Adverse Effect, any adverse effect attributable to the following shall be disregarded: (i) general economic business or financial market conditions, including, without limitation, conditions affecting generally the industries served by the Buyer but excluding such conditions specifically relating to or disproportionately affecting the Buyer; (ii) the announcement of this Agreement; (iii) the breach by Buyer of this Agreement; or (iv) any change in law or generally accepted accounting principles or interpretations thereof that applies to the Buyer.

“Cash” means cash and cash equivalents.

“Causes of Action” has the meaning set forth in Section 10.8 of the Agreement.

“Claim” has the meaning set forth in Section 4.1 of the Agreement.

“Claim Notice” has the meaning set forth in Section 10.2 of the Agreement.

“Closing” has the meaning set forth in Section 1.5 of the Agreement.

“Closing Amount” has the meaning set forth in Section 1.3(b) of the Agreement.

“Closing Date” has the meaning set forth in Section 1.5 of the Agreement.

“Closing Statement” has the meaning set forth in Section 1.3(a) of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to the Agreement.

“Company Disclosure Schedules” has the meaning set forth in the preamble to Article II of the Agreement.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company has or may have any material Liability, contingent or otherwise.

“Company Equity Rights” means all subscriptions, options, calls, warrants or any other rights to acquire any Interests or other equity interests of the Company or that may become convertible into or exchangeable for any Interests or other equity interests of the Company.

“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Company Material Adverse Effect” means any event, fact, circumstance or condition that, individually or in the aggregate with any other events, facts, circumstances or conditions, has had or would reasonably be expected to have a material and adverse effect on the business, assets, Liabilities, prospects, results of operations, revenues, operating income or financial condition of the Company taken as a whole, or on the ability of the Company to consummate the transactions contemplated herein provided, however, that in determining whether there has been a Company Material Adverse Effect, any adverse effect attributable to the following shall be disregarded: (i) general economic business or financial market conditions, including, without limitation, conditions affecting generally the industries served by the Company but excluding such conditions specifically relating to or disproportionately affecting the Company; (ii) the breach by Buyer of this Agreement; or (iv) any change in law or generally accepted accounting principles or interpretations thereof that applies to the Company (provided that such changes do not disproportionately affect the Company).

“Confidentiality Agreement” means the confidentiality agreement entered into by the Buyer and the Company.

“EBITDA”, for purposes of this Agreement, means, for any period, earnings before interest expense (net of interest income), income Taxes, depreciation and amortization earned by the Company for such period, as determined in accordance with GAAP.

“Employee” or “Employees” means any current or former employee, independent contractor, officer, director, manager or member of the Company.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Condition” means any contamination by a Hazardous Substance of surface soils, subsurface soils, surface waters, and ground waters present on, in, under, above, or migrating from any Company facility.

“Environmental Law” means any international, Federal, state, or local law, regulation, ordinance or order in effect and required to be met as of the Closing Date pertaining to the protection of the outdoor environment, or which governs (i) the existence, removal or Remedial Action with respect to Hazardous Substances on real property; (ii) the emission, discharge, Release, or control of Hazardous Substances into or in the environment; or (iii) the use, generation, handling, transport, treatment, storage, disposal, or recovery of Hazardous Substances; including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., Clean Air Act, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act, 15 U.S.C. 2601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 11001 et seq., and the Safe Drinking Water Act, as amended, 42 U.S.C. 300(f) et seq..

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” means BNY Mellon, N.A.

“Escrow Agreement” means the Escrow Agreement to be executed by the Buyer, the Sellers and the Escrow Agent at the Closing, in the form of Exhibit C.

“Escrow Amount” means $3,000,000, consisting of $750,000 of cash and $2,250,000 of Parent Shares Consideration.

“Escrow Release Date” has the meaning set forth in Section 10.7 of the Agreement.

“Financial Statements” has the meaning set forth in Section 2.7(a) of the Agreement.

“Fundamental Representations” has the meaning set forth in Section 10.3 of the Agreement.

“GAAP” has the meaning set forth in Section 2.7(a) of the Agreement.

“Governmental Entity” or “Governmental Entities” means any federal, state, local or foreign, governmental or quasi-governmental entity or municipality or subdivision thereof, or any agency, authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Substances in, on, under, about or from any of the Company’s facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Company’s facilities.

“Hazardous Substance” means any hazardous, toxic or polluting materials, substances, wastes, pollutants or contaminants, including flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances, or any other wastes, materials or pollutants included in the definition of “hazardous substance,” “toxic substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “petroleum substances” or words of similar import under any Environmental Law.

“Indebtedness” means, when used with reference to any Person, without duplication, (i) any Liability of such Person created or assumed by such Person, or any subsidiary thereof, (A) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the ordinary course of business of such Person, including securities and other indebtedness), or (C) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any Liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to acquire the security therefor; (iii) all Liabilities secured by a Lien upon property owned by such Person and upon which Liabilities such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such Liabilities; (iv) any amendment, renewal, extension, revision or refunding of any such Liability; (v) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise; (vi) any letter of credit arrangements; (vii) any intercompany Liabilities; (viii) any uncleared checks or drafts issued by such Person; (ix) any accrued interest on any of the foregoing; and (x) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing (including retention or stay bonuses and any prepayment premiums or similar breakage costs payable as a result of the consummation of the transactions contemplated herein).

“Indemnifiable Matters” means the Buyer Indemnifiable Matters or the Seller Indemnifiable Matters as applicable.

“Indemnified Parties” means the Buyer Indemnified Parties or the Seller Indemnified Parties as applicable.

“Indemnifying party” has the meaning set forth in Section 10.2(a) of the Agreement.

“Intellectual Property” means or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common Law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(A)” through “(E)” above.

“IRS” means the United States Internal Revenue Service.

“Key Employees” shall mean Gabriel Andreson and James Lavoie.

“Knowledge” or “Known” shall mean, (i) with respect to the Company (A) the actual knowledge of each of the Sellers, Managers, officers directors and Key Employees and (B) such knowledge that each of the Sellers., the members, Managers, officers directors and Key Employees could reasonably be expected to become aware of upon due and diligent inquiry taking into account the subject matter so qualified with “knowledge” or “known”.

“Law” or “Laws” means any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Letters of Credit” has the meaning set forth in Section 1.2(d) of the Agreement.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, unaccrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Losses” means any and all final determined, adjudicated and non-appealable losses, damages, deficiencies, Liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, diminution in value, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever and whether or not arising from any Third Party Claim.

“Near Relatives” has the meaning set forth in Section 2.12(b) in the Agreement.

“Parent” means Revolution Lighting Technologies, Inc., a Delaware corporation.

“Parent Equity” shall mean common stock, par value $0.001 per share, of Parent.

“Permit” means any: (a) permit, license, certificate, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law, including any certificate of public convenience and necessity; or (b) right under any contract with any Governmental Entity.

“Permitted Distribution” means a distribution made by the Company to the Sellers in July, 2015, in the amount of Two Hundred Thirty Five Thousand Dollars ($235,000.00).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Period” has the meaning set forth in Section 5.6 of the Agreement.

“Pre-Closing Adjustments” shall mean the aggregate amount of (i) Cash or other assets distributed by the Company, (ii) Indebtedness satisfied by the Company, (iii) payments made with respect to the Policies, or (iv) Transaction Expenses paid (or pre-paid) by the Company or Sellers, from the period of June 30, 2015 through the Closing Date, if any, other than the Permitted Distribution and the Term Loan Payment.

“Pre-Closing Period” has the meaning set forth in Section 5.6 of the Agreement.

“Profit Consideration” has the meaning set forth in Section 1.8 of the Agreement.

“Proprietary Product” has the meaning set forth in Section 2.13 of the Agreement.

“Pro Rata Portion” of a Seller shall be equal to the percentage of the Interests owned by such Seller as of the Closing.

“Purchase Price” has the meaning set forth in Section 1.2 of the Agreement.

“Real Property” shall mean the real property and improvements located at 311 Broadway, Providence, RI 02903

“Related Person” has the meaning set forth in Section 2.12(b) in the Agreement.

“Release” means any release, spill, leaking, emitting, emission, discharging, depositing, escaping, leaching, dumping, pumping, injection, dispersing, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture, whether intentional or unintentional.

“Releasees” has the meaning set forth in Section 10.8 of the Agreement.

“Remedial Action” means any action taken to investigate, clean up or otherwise respond to Releases of Hazardous Substances or to Environmental Conditions, including institutional and engineering controls.

“Schedules” means any schedules attached to or provided for under this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Sellers Indemnified Parties” has the meaning set forth in Section 10.1(b) of the Agreement.

“Sellers Indemnifiable Matters” has the meaning set forth in Section 10.1(b) of the Agreement.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Surviving Obligations” has the meaning set forth in Section 10.3 of the Agreement.

“Target EBITDA” shall have the meaning set forth in Section 1.8.

“Tax” or “Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, escheat or unclaimed property, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any Governmental Entity or Taxing Authority, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any Liability.

“Taxing Authority” shall mean any Governmental Entity responsible for the administration or the imposition of any Tax.

“Tax Returns” means any federal, state, local and foreign return, declaration, report (including reports with respect to backup withholding and reportable payments to third parties), claim for refund, amended return, declarations of estimated Tax or information return, statement and similar document relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof.

“Term Loan Payment” means the regularly scheduled payments due in connection that Term Loan Agreement by and between the Company and BayCoast Bank dated April 15, 2014 in the amount not to exceed $4,000.00.

“Third Party Claim” has the meaning set forth in Section 10.2(b) of the Agreement.

“Top Customers” has the meaning set forth in Section 2.28 of the Agreement.

“Top Suppliers” has the meaning set forth in Section 2.28 of the Agreement.

“Transaction Expenses” means all fees and expenses of the Sellers and the Company (and all fees and expenses of the Sellers payable by the Company) payable in connection with the transactions contemplated by this Agreement, including (a) all fees and expenses relating to the process of selling the Company whether incurred in connection with this Agreement or other, including all legal fees and expenses, accounting fees and expenses, Tax advisory fees and expenses, investment banking fees and expenses, and financial advisory fees and expenses related to such transactions or process, and (b) any bonuses or severance obligations payable by the Company or any of its Subsidiaries to Employees as a result of the transactions contemplated by this Agreement.

“Transfer Taxes” means all excise, sales, use, value added, registration, stamp, recording, documentary, conveyance, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.

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IN WITNESS WHEREOF, Buyer, the Company and the Sellers have caused this Agreement to be signed, all as of the date first written above.

BUYER:

REVOLUTION LIGHTING TECHNOLOGIES – ENERGY SOURCE, INC.

By:	/s/ James A. DePalma
Name: James A. DePalma
Title: Treasurer
COMPANY
ENERGY SOURCE, LLC
By:	/s/ Michael H. Lemoi, Jr.
Name: Michael H. Lemoi, Jr.
Title: Manager
SELLERS:
/s/ Michael H. Lemoi, Jr.
Michael H. Lemoi, Jr.
/s/ Ronald T. Sliney
Ronald T. Sliney